UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 25, 2005
(Date of earliest event reported)

KNAPE & VOGT MANUFACTURING COMPANY
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation) 2700 Oak Industrial Drive, NE Grand Rapids, Michigan (Address of principal executive office)	000-01859 (Commission File Number)	38-0722920 (IRS Employer Identification No.) 49505 (Zip Code)

Registrant's telephone number, including area code: (616) 459-3311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 2.02 Results of Operations and Financial Conditions

On January 25, 2005, Knape & Vogt Manufacturing Company issued a press release announcing results for the second quarter and six months ended January 1, 2005. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Section 2.05 Costs Associated with Exit or Disposal Activities

On January 21, 2005, the Company's Board of Directors approved a proposal to close its Muncie, Indiana facility and relocate its operations to existing space in the Grand Rapids, Michigan facility. The Company estimates that the closure of the Muncie facility will be completed by June 1, 2005.

In connection with the closure and relocation of the Muncie operations, the Company recorded a pre-tax impairment charge of $1.7 million in its second quarter fiscal 2005 results related to the loss it estimates will be incurred on the sale of the building and certain equipment. The Company anticipates that it will incur another $650,000 of pre-tax exit costs in the third quarter of fiscal 2005 related to severance costs and the relocation of inventory and certain equipment.

Management believes that the decision to relocate the Muncie operations will lower the Company's overall manufacturing costs. The Company will be able to utilize the pool of stable skilled employees at its Grand Rapids manufacturing facility, including the existing manufacturing expertise of its in-house kaizen staff and industrial engineers. In addition, management believes that the consolidation of operations will improve the Company's speed to market on its kitchen and bath accessories, as the new product engineers and the test lab are located in Grand Rapids.

Section 2.06 Material Impairments

During the quarter ended January 1, 2005, the Company recognized asset impairment charges and accelerated depreciation of $419,000 pre-tax on certain manufacturing equipment. The equipment has been utilized for backup production of certain precision drawer slide products. Those products are now being partially sourced from overseas rather than manufactured in house, so the extra capacity is no longer required. Some of the equipment will be abandoned and its useful life was adjusted accordingly for depreciation purposes. The equipment that will be held and used or sold was written-down to its estimated fair vales as determined by the Company’s management based on estimated cash flows or proceeds from sale.

Section 9.01 Financial Statements and Exhibits

    (c)    Exhibits

            99.1    Press Release dated January 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 25, 2005 Date: January 25, 2005	KNAPE & VOGT MANUFACTURING COMPANY
   (Registrant)

/s/ William R. Dutmers
——————————————
William R. Dutmers
Chairman and
Chief Executive Officer

/s/ Leslie J. Cummings
——————————————
Leslie J. Cummings
Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit 99.1     Press Release Dated January 25, 2005

Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Leslie Cummings, Vice President of Finance and Treasurer
Knape & Vogt Manufacturing Company (616) 459-3311, Ext. 225
or
Jeff Lambert, Eric Lubbers (616) 233-0500
Lambert, Edwards & Associates, Inc. (mail@lambert-edwards.com)

Knape & Vogt Reports Second Quarter Results and Relocation of Muncie, Indiana Operations

GRAND RAPIDS, Michigan, January 25, 2005 – Knape & Vogt Manufacturing Co. (Nasdaq: KNAP) today announced results for the second quarter ended January 1, 2005, marked by sales growth and continued new product introductions.

The Grand Rapids, Mich.-based manufacturer and distributor of drawer slides, shelving, storage and ergonomic office products reported that net sales increased 9.2% percent to $37.5 million for the second quarter of fiscal 2005, compared with net sales of $34.3 million during the same period a year ago. KV reported its sales growth continued to be led by new products, which represented $4.9 million for the second quarter of fiscal 2005 compared with $4.4 million in the second quarter of the prior year.

“Our sales growth is being driven by new products including the Polaris™ adjustable keyboard arm, our line of height-adjustable tables and the Virtu™ line of kitchen and closet products,” said Bill Dutmers, chairman and CEO. “These products continue to demonstrate our ability to bring innovative, upscale solutions to the marketplace.”

“In addition, we are introducing our products and our strong KV® brand name through new vehicles. In November 2004, we opened the KV Product Gallery showroom in the LuxeHome™ Boutique in the Chicago Merchandise Mart. This is our first showroom and we believe that having KV products installed in actual vignettes will open new channels and generate new interest for our products.”

KV reported a net loss of $522,815, or $0.12 per diluted share, for the current quarter, compared with net income of $441,904, or $0.10 per diluted share, during the same period in fiscal 2004. The results include approximately $2.1 million in pre-tax impairment charges and additional depreciation, or $.29 per share net of tax. Excluding these charges, KV would have posted improved net income for the second quarter of fiscal 2005. The impairment charges and additional depreciation are related to certain idle manufacturing equipment and KV’s decision to close its Muncie, Indiana facility. Operations from the Muncie facility will be relocated to available space in the Grand Rapids, Michigan facility. The Company estimates the cost of closing this facility will have a payback period of approximately 1.5 years.

“Despite the high cost of steel, we have been successful in improving our operating profitability,” stated Dutmers. “We have worked closely with our customers through this period and focused on ways to reduce our manufacturing costs. One of the outcomes of this company-wide initiative was the careful review of our manufacturing capabilities, which led us to the decision to close our Muncie facility.”

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Knape & Vogt, page 2 of 2

“While a decision to close a facility is always difficult, this move will lower our overall manufacturing costs,” continued Dutmers. “Maintaining a small workforce in Muncie has been challenging. Fortunately, we have a deep pool of stable, skilled employees at our Grand Rapids facility and will be able to utilize their talents to absorb the Muncie operations and improve our wire forming capabilities. We will also be able to leverage our existing manufacturing expertise in our Grand Rapids facility, including our in-house kaizen staff and industrial engineers. We believe the consolidation of our operations will improve our speed to market on our kitchen and bath organization accessories with production in the same location as our new product engineers and our test lab.”

“We estimate that the cost of closing this operation has a short payback period, and more importantly, we expect this move to improve our performance to our customers.”

For the first six months of fiscal 2005, KV reported a 7.9 percent increase in net sales to $75.9 million, compared with net sales of $70.4 million in the prior year period. New products accounted for $11.0 million in sales for the first six months of fiscal 2005, compared with $9.8 million in the year-ago period, led by several of its new precision drawer slides, upscale wood and glass shelving kits and kitchen and bath storage products. KV posted a net loss of $132,304, or $0.03 per diluted share, compared with net income of $1.1 million, or $0.25 per diluted share for the first six months of fiscal 2004. Excluding the restructuring charge in the second quarter, KV would have posted slightly improved net income results for the six month period of fiscal 2005.

“Looking forward, we believe that we are positioning KV as a low-cost producer, while still providing unparalleled service to our customers through innovative products and operational excellence,” concluded Dutmers.

About Knape & Vogt
Knape & Vogt Manufacturing Co. brings more than a century of experience to the design, manufacture and distribution of kitchen and bath storage solutions and office products for original equipment manufacturers, specialty distributors, office furniture dealers, hardware chains and major home centers throughout the country. Additional information on KV’s product lines is available on www.knapeandvogt.com.

Cautionary Statement: This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe,” “anticipates,” “think,” “intend,” “optimistic,” “forecast,” “looking forward,” “expect,” “potential” and similar expressions identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future improvements in net sales, margins and profitability. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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1

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Six Months Ended		Three Months Ended
	Jan. 1, 2005	Dec. 27, 2003	Jan. 1, 2005	Dec. 27, 2003

Net sales	$75,894,375	$70,355,998	$37,508,605	$34,342,986

Cost of sales	62,130,518	56,143,077	30,549,524	27,182,375

Gross margin	13,763,857	14,212,921	6,959,081	7,160,611

Selling and administrative expenses	11,367,449	11,695,019	5,532,198	5,906,795

Impairment expenses	1,778,447	-	1,778,447	-

Operating income (loss)	617,961	2,517,902	(351,564)	1,253,816

Interest and other expenses, net	718,345	839,627	411,187	446,698

Income (loss) before income taxes	(100,384)	1,678,275	(762,751)	807,118

Income taxes	31,920	566,497	(239,936)	365,214

Net income (loss)	$(132,304)	$1,111,778	$(522,815)	$441,904

Earnings per common share - basic and diluted:
Weighted average shares outstanding	4,516,893	4,516,137	4,517,105	4,516,349

Net income (loss) per share	$(0.03)	$0.25	$(0.12)	$0.10

Cash dividend - Common stock	$0.33	$0.33	$0.165	$0.165

Cash dividend - Class B common stock	$0.30	$0.30	$0.15	$0.15

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Balance Sheets

	Jan. 1, 2005 (Unaudited)	July 3, 2004 (Audited)

Assets

Current Assets:
Cash and equivalents	$6,456,845	$5,278,869
Accounts receivable, net	19,282,799	19,959,442
Inventories	24,151,737	23,955,271
Prepaid expenses and other	831,556	950,911

Total current assets	50,722,937	50,144,493

Property, plant and equipment, net	25,114,752	28,683,714

Other assets	17,215,120	17,423,119

	$93,052,809	$96,251,326

Liabilities and Equity

Current liabilities	$21,922,429	$22,805,708

Long-term debt and capital leases	24,532,113	24,538,864

Deferred income taxes & other
long-term liabilities	10,526,020	12,082,536

Stockholders' equity	36,072,247	36,824,218

	$93,052,809	$96,251,326

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	Jan. 1, 2005	Dec. 27, 2003

From Operating Activities:
Net income (loss)	$(132,304)	$1,111,778
Depreciation and amortization	3,327,143	3,278,015
Change in retirement plan cost	132,373	172,784
Deferred income taxes	(1,204,142)	205,319
Impairment expenses	1,778,447	-
Loss (gain) on disposal of fixed assets	(1,103)	(4,349)
Changes in operating assets
& liabilities	(140,079)	(1,931,557)
Other, net	13,496	-

Net cash provided by operating activities	3,773,831	2,831,990

From Investing Activities:
Additions to property, plant & equipment	(1,578,918)	(764,415)
Proceeds from sales of property, plant &
equipment	1,750	800
Other, net	(13,367)	(21,962)

Net cash used for investing activities	(1,590,535)	(785,577)

From Financing Activities:
Cash dividends paid	(1,426,156)	(1,424,363)
Net change in long-term debt/capital leases	(6,751)	(6,295)

Net cash used for financing activities	(1,432,907)	(1,430,658)

Effect of Exchange Rates on Cash	427,587	120,805

Net increase in cash and equivalents	$1,177,976	$736,560